Exhibit 9

                          AMENDMENT NO. 1 TO $4,000,000
                            10% CONVERTIBLE DEBENTURE
                               PURCHASE AGREEMENT


     THIS AMENDMENT NO. 1 TO $4,000,000 10% CONVERTIBLE DEBENTURE PURCHASE AGREEMENT ("Agreement") is made and entered into this 23 day of September, 1998, by and between FRONTEER FINANCIAL HOLDINGS, LTD. ("Seller") and HENG FUNG FINANCE COMPANY LIMITED ("Purchaser").

                                 R E C I T A L S

     A. Purchaser and Seller entered into a $4,000,000 10% Convertible Debenture Purchase Agreement on December 17, 1997 ("Original Agreement").

     B. Paragraph 1.5 of the Original Agreement provided Purchaser the option of purchasing an additional convertible debenture for up to $11,000,000 ("Option"). Subsequent to the Original Agreement, Purchaser exercised a portion of the Option and purchased a total of $2,500,000 of convertible debentures.

     C. Purchaser and Seller desire to amend the Original Agreement by setting special terms for the remaining $8,500,000 of convertible debentures purchased pursuant to exercise of the Option.

     NOW THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto do hereby agree as follows:

     1. Amendment. The form of 12% Convertible Debenture attached hereto as Exhibit A shall be the form for the remaining $8,500,000 of convertible debentures purchased pursuant to exercise of the Option.

     2. Maturity. Upon receipt of written notice from Purchaser to Seller of Purchaser's option to purchase a debenture pursuant to this Agreement, prior to the purchase Purchaser and Seller must mutually agree upon a maturity date of such debenture.

     3. Confirmation of Terms of Original Agreement. In all other respects the Original Agreement dated December 17, 1997, shall remain unaffected, unchanged and unimpaired by reason of the foregoing amendment.



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



     IN WITNESS WHEREOF, the parties have caused this agreement to be made effective on the day and year first above written.

                                        SELLER:

                                        FRONTEER FINANCIAL HOLDINGS, LTD.,
                                        a Colorado corporation



                                        By: /s/ Gary L. Cook
                                           -------------------------------------
                                           Gary L. Cook, Secretary and Treasurer


                                        PURCHASER:

                                        HENG FUNG FINANCE COMPANY
                                        LIMITED., a Hong Kong corporation



                                        By: /s/ Fai H. Chan
                                           -------------------------------------
                                        Its:  Chairman



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



                                  EXHIBIT A TO
                          AMENDMENT NO. 1 TO $4,000,000
                            10% CONVERTIBLE DEBENTURE
                               PURCHASE AGREEMENT




                        FORM OF 12% CONVERTIBLE DEBENTURE


THE SECURITIES REPRESENTED BY THIS DEBENTURE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE CORPORATION.


                        FRONTEER FINANCIAL HOLDINGS, LTD.

                 12% Convertible Debenture Due
                                               -----------------
$
 ---------------                                          --------------, ------


FOR VALUE RECEIVED, Fronteer Financial Holdings, Ltd., a corporation duly organized and existing under the laws of the State of Colorado (the "Corporation"), hereby promises to pay to the order of Heng Fung Finance Company Limited ("Holder") the principal sum of _____________ (________________), with interest from the date hereof at the rate of 12% per annum. Interest only shall be payable on the _________ day of __________, ______, with the final payment of the entire unpaid principal balance and all accrued and unpaid interest, if not sooner paid, due and payable on the _______ day of ____________, ____ (the "Maturity Date"). At the election of Holder, interest due hereunder may be paid in shares of the Common Stock of the Corporation. The Common Stock shall be valued at the Market Conversion Price (as hereinafter defined) as of the business day before the date the interest is due.

     The unpaid principal amount of this Convertible Debenture ("Debenture") and all accrued and unpaid interest hereon shall be due and payable by the Corporation to the Holder on the Maturity Date.

     The Holder shall have the right, exercisable at the Holder's option at any time and from time to time up to and including the Maturity Date (except that, if this Debenture shall be called for prepayment in full by the Corporation and the Corporation shall not thereafter default in the making of the prepayment, such right shall terminate at the close of business on the business day next preceding the date fixed for prepayment), to convert all or any part of the unpaid principal amount hereof into fully paid and non-assessable shares of Common Stock of the Corporation at the Conversion Price, as defined below, upon surrender or partial surrender of this Debenture to the Corporation at its principal place of business. If so required by the Corporation, this Debenture, upon surrender or partial surrender for conversion as aforesaid, shall be duly endorsed by or accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder or by Holder's duly authorized

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


attorney. The Corporation shall not be required to issue fractional shares of Common Stock of the Corporation, but shall make adjustment therefor in cash based upon the Conversion Price of the Common Stock of the Corporation as of the date of conversion. The certificate representing the shares of Common Stock issued upon conversion shall contain a legend restricting the transfer thereof similar to the legend that appears on the top of this Debenture.

     The term "Conversion Price", as used with reference to any share of Common Stock on any specified date, shall mean the lesser of $0.35 or the Market Conversion Price. The Market Conversion Price shall be determined as follows:

          (i) if such stock is listed and registered on any national securities exchange or traded on The Nasdaq Stock Market ("Nasdaq"), the average closing sales price over the ten consecutive trading days prior to the date of conversion on such exchange or Nasdaq;

          (ii) if such stock is not at the time listed on any such exchange or traded on Nasdaq but is traded on the OTC Bulletin Board, or if not, on the over-the-counter market as reported by the National Quotation Bureau or other comparable service, the average of the closing bid and asked prices for such stock over the ten consecutive trading days prior to the date of conversion; or

          (iii) if clauses (i) and (ii) above are not applicable, the fair value per share of such stock as determined in good faith and on a reasonable basis by the Board of Directors of the Corporation and, if requested, set forth in a certificate delivered to the holder of this Debenture upon the conversion hereof.

     If any payment of interest or any payment of principal and interest, as the case may be, is not paid by the Corporation within five (5) business days after the date on which such payment shall have become due and payable under this Debenture or upon the bankruptcy or receivership of the Corporation (each, an "Event of Default"), the Holder may, by giving written notice to the Corporation, declare the unpaid principal amount hereof and all accrued and unpaid interest hereon to be immediately due and payable and upon such declaration, the unpaid principal amount hereof and all accrued and unpaid interest hereon shall be and become immediately due and payable. Upon the occurrence and continuance of an Event of Default and upon notice from Holder to the Corporation, the rate of interest on this Debenture shall increase from 12% per annum to 18% per annum and the Conversion Price shall change to $0.10 per share of Common Stock.

     Notwithstanding anything contained herein, Holder shall not be entitled to convert any part of the unpaid principal amount hereof into fully paid and nonassessable shares of Common Stock of the Corporation if, at the time of conversion, the Corporation does not have sufficient shares of Common Stock authorized that are not issued and outstanding or reserved for issuance. In such event, the Holder shall only be entitled to convert such part of the unpaid principal amount hereof into such number of fully paid and nonassessable shares of Common Stock of the Corporation that is equal to the number of shares of Common Stock that are not issued and outstanding and not reserved for issuance. Upon the occurrence of any such election to convert, in the event the Corporation does not have a sufficient number of unissued and reserved shares of Common Stock authorized, the Corporation agrees to call a meeting of its shareholders to be held as soon as possible to propose an amendment to the Corporation's Articles of Incorporation to increase the number of shares of Common Stock that the Corporation is authorized to issue to enable the Holder to complete the Holder's requested conversion. Nothing contained herein shall prevent the Corporation from issuing and reserving for issuance such number of shares of the Corporation's Common Stock as the Board of Directors of the Corporation deems appropriate, in its sole discretion, after the date hereof whether or not such issuance or reservation would prevent the Holder from exercising the Holder's conversion rights contained herein.

     Should the indebtedness represented by this Debenture or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should this Debenture be placed in the hands of attorneys for collection upon the occurrence of an Event of Default, the Corporation agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collection, including reasonable attorneys' fees.

     This Debenture may be prepaid, in part or in whole, at the option of the Corporation, at any time or from time to time prior to the Maturity Date, to the Holder without premium or penalty, together with accrued interest to the date fixed for prepayment; provided, however, that prepayment in full of this Debenture by the Corporation shall require not less than 30 nor more than 60 days prior notice of prepayment to the Holder.




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



     Subject to compliance with the provisions of the Securities Act of 1933, as amended, this Debenture is transferable in the manner authorized by law. Upon surrender of this Debenture for transfer, accompanied by a written instrument of transfer in form satisfactory to the Corporation, a new Debenture or Debentures, for a like aggregate principal amount, will be issued to the transferee.

     Prior to the transfer of this Debenture, the Corporation may deem and treat the Holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue) for the purpose of receiving payment of or on account of the principal hereof and interest hereon, and for all other purposes, and the Corporation shall not be affected by any notice to the contrary.

     Except as expressly provided for herein, the Corporation hereby waives presentment, demand, notice of demand, protest, notice of protest and notice of dishonor and any other notice required to be given by law in connection with the delivery, acceptance, performance, default or enforcement.

     This Debenture shall be governed and construed in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, Fronteer Financial Holdings, Ltd. has caused this Debenture to be signed by a duly authorized officer on the date first above written.

                                              FRONTEER FINANCIAL HOLDINGS, LTD.



                                              By:
                                                 -------------------------------






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